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Exhibit 14

                  BANK OF GRANITE CORPORATION AND SUBSIDIARIES
                                  ETHICS POLICY

      This Ethics Policy applies to all directors, officers and employees of Bank of Granite Corporation and its subsidiaries, Bank of Granite and Granite Mortgage, Inc. (collectively referred to as the "Company"). You should carefully read the entire Policy and should keep it as a reference.

      The highest standard of ethical conduct and fair dealing is expected of each director, officer and employee of the Company. The Company's primary and most valuable asset is its reputation, which is created by the integrity and ethical conduct of the people who represent the Company in its business dealings. As such, we as directors, officers and employees must continually earn the trust, confidence and respect of our customers, shareholders, and the people residing in the communities in which we serve and transact the Company's business.

      This Ethics Policy provides general guidance on the ethical principles that each director, officer and employee must follow. Because no guideline can anticipate all situations, the Company must depend on the basic honesty, good judgment and sensitivity to the way others perceive and may interpret the actions of the Company's directors, officers and employees in their capacities as its representatives. In addition to the specific practices and conduct that are prohibited under this Policy, each director, officer and employee of the Company should avoid even the appearance of improper behavior.

      If you have any questions about this Policy, or how it applies to your circumstances, it is your responsibility to consult your supervisor, the Company's internal auditors or, if necessary, the Company's Board of Directors. Only the Company's Board of Directors may authorize waivers to this Policy. Requests for waivers must be submitted in writing to the Board and must provide sufficient details to permit the Board to make an informed decision. Any waivers, together with the reasons for the waivers, will be publicly disclosed to the Company's shareholders in the manner and within the time period required by law.

      All directors, officers and employees are expected to promptly disclose to the Company's internal auditors or its Board of Directors any activity, circumstance or relationship that may be in violation of this Policy. The Company will not discharge, demote, suspend, threaten, harass or in any manner retaliate or discriminate against any employee based on any lawful actions of such employee with respect to the good faith reporting of any suspected violations of this Policy. Persons reporting such violations may do so anonymously if they so elect.

I.    Compliance with Laws and Regulations

      The Company's activities are to be conducted in compliance with the letter and spirit of the laws and regulations to which it is subject. As a director, officer or employee, you are charged with the responsibility of understanding the applicable laws, recognizing the potential risks of noncompliance, and knowing when to seek legal advice. Anyone with questions about his or her obligations under applicable federal, state or local law should seek advice from his or her supervisor or the Human Resources Department.

Approved by Board of Directors: March 8, 2004

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II.   Disclosure and Reporting

      The Company seeks to provide fair, complete, accurate, timely and understandable disclosure in its reports and documents filed with, or submitted to, the Securities and Exchange Commission and in its other public communications. Each director, officer or employee of the Company whose responsibilities include compiling, reviewing, filing, submitting or releasing such information must work toward meeting these objectives.

III.  Accounting and Auditing Matters

      Company records must always be prepared accurately and must be maintained properly in accordance with Company policies and applicable laws and regulations. Directors, officers and employees are prohibited from making any false or deceptive entry in the Company's records. Company records should not be removed from Company property except for legitimate business reasons.

      In addition to this Policy, all directors, officers and employees must read the Company's "Complaint Procedures for Accounting and Auditing Matters," which describes the Company's procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. Any director, officer or employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind by following those Procedures. The Company's "Complaint Procedures for Accounting and Auditing Matters" is available from Internal Audit.

IV.   Conflicts of Interest

      As a director, officer or employee of the Company, you must avoid any interest, influence, or relationship that might conflict, or appear to conflict, with the best interests of the Company, or that might affect your judgment or loyalty. You must avoid any situation in which your loyalty may be divided, and you must promptly disclose any situation where an actual or potential conflict may exist. Relationships permissible under the Federal Reserve Board's Regulation O are allowed provided the Board of Directors approves such relationships. Examples of potential conflict situations include:

      - Ownership by you or a member of your immediate family of or a significant financial interest in, or other relationship with, a customer of the Company or supplier of goods or services to the Company.

      - You or a member of your immediately family having a financial interest in business transactions with the Company.

      - You or a member of your immediate family, or any other relationship that would unduly influence you, accepting gifts, entertainment or other benefits of more than a nominal value from a supplier of goods or services to the Company.

Approved by Board of Directors: March 8, 2004

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      "Immediate family" includes your spouse, parents, children and siblings, whether by blood, marriage or adoption, as well as anyone else living in the same household as you.

      Directors, officers and employees with a conflict of interest or potential conflict of interest must disclose the conflicting interest, using the attached Certification, and remove themselves from negotiations, deliberations or votes involving the conflict. You may, however, state your position and answer questions when your knowledge may be of assistance.

      Any potential conflict of interest should be reported to Internal Audit.

V.    Giving and Receiving Gifts

      Directors, officers and employees may not give or receive money or gifts to or from any existing or potential customer, any provider of goods or services or any governmental officials. A "gift" includes any type of gratuity, favor, service, discount or price concession, loan fee, compensation or anything else of monetary value. Exceptions may be made for gifts that are customary and lawful, are of nominal value and are authorized in advance by your supervisor.

      You may accept meals and refreshments if they are infrequent, are of nominal value, and are in connection with the Company's business dealings.

      You should inform anyone doing or desiring to do business with the Company that all gifts other than advertising novelties are discouraged. If you do receive something or a benefit of more than nominal value, you should report it promptly to your supervisor. Such gifts or benefits shall be returned to the giver or donated to a suitable charity.

VI.   Political Activity

      The Company recognizes that its directors, officers and employees, in their individual capacities, may participate in the political process by supporting political parties, candidates, or causes. However, the Company is prohibited from directly or indirectly participating in any political campaign of or support or opposition to any candidate. The Company may not contribute anything of value, including the time of Company employees, to political campaigns, publish or distribute materials on behalf of any candidate or party, or engage in any other activity which may be considered in support of or in opposition to any candidate.

      You may personally and individually contribute to a candidate or party of your choice. However, you may not be compensated or reimbursed by the Company for your personal contribution. Any efforts devoted to political activity must be outside working hours. Unless authorized by Board of Directors, it must also be clear that any statements on public issues are not those of the Company.

VII.  Personal Conduct

      The Company strives to provide all of its directors, officers and employees a healthy, safe and positive environment. The climate at Company facilities and functions must be free from discrimination and harassment based on race, color, religion, sex, sexual orientation, age,

Approved by Board of Directors: March 8, 2004

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national origin, disability, veteran status, or any other factors unrelated to the Company's legitimate interests.

      The Company will not tolerate sexual advances or comments, or any other conduct that creates, in the opinion of the management of the Company, an intimidating or otherwise offensive environment. Similarly, the use of racial or religious slurs, or any other remarks, jokes or conduct that encourages or permits an offensive environment will not be tolerated.

      If you believe you are subject to improper conduct, or become aware of the improper conduct of others, you should bring this to the attention of your supervisor, the Company's internal auditors or its Board of Directors. All complaints will be investigated promptly.

      Other activities that are prohibited because they are not conducive to a good environment are threats, violent behavior or possession of weapons. Possession of weapons may be allowed for personnel and outside service providers whose primary duty is security. Also prohibited are the use, distribution, sale or possession of alcohol, drugs or any controlled substance on the Company's premises or while on Company business. You may not occupy Company premises if you are under the influence of controlled substances, illegal drugs, or alcohol.

VIII. Customer Privacy and Confidential Information

      It is the policy of the Company that its directors, officers and employees shall keep in strict confidence all information received by them regarding the affairs of customers and Company business in general. In addition, such information is to be used solely for the Company's business purposes and never for personal gain by a director, officer or employee.

      All information relating to account balances, the financial condition of a customer, and anticipated changes in the management or conduct of the affairs of a business must be held in strict confidence.

      No director, officer or employee should receive or give credit information except to those authorized to do so as part of their regular duties.

      The Company's business involves the maintenance of the financial affairs of its customers. The Company's directors, officers and employees must make every reasonable effort to ensure that all such records are properly safeguarded, that such records may be reconstructed in the unlikely event of fire or other disaster, and that such records shall not be seen by unauthorized persons.

      Certain employees, as well as directors and officers may, from time to time, have knowledge of material nonpublic information. Information is considered material if a reasonable person would attach importance to it in determining whether to buy, sell or hold securities issued by the Company. Information is considered "nonpublic" if it is not generally known to the public. Even after such information is disclosed to the public, there must be adequate time for the market as a whole to digest such information before it is considered "public" information. No director, officer or employee may (a) buy, sell or gift (collectively referred to as "trade") securities issued by the Company while he or she possesses material nonpublic information or

Approved by Board of Directors: March 8, 2004

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(b) communicate such material nonpublic information to another person who may trade or advise others to trade on the basis of such information.

      The Company's directors, officers and employees are expected to be knowledgeable of and in full compliance with the Company's Insider Trading Policy at all times. The Company's Insider Trading Policy addresses the above and related issues in greater detail and is available from the Company's Chief Financial Officer.

IX.   Employee Privacy and Other Confidential Information

      The only personal information about employees that the Company collects is that which relates to their employment. Access to this information is limited to people with a need to know such information, and the Company's Human Resources Director must authorize in advance any release of such information to others. Personal information is released outside the Company only with employee approval, except to verify employment or to satisfy legitimate investigatory or legal requirements.

      If you have access to any Company confidential information, including private employee information, you are responsible for acting with integrity. Unauthorized disclosure or inappropriate use of confidential information will not be tolerated.

X.    Use and Protection of Company Assets

      You have a duty to preserve the Company's assets. Because we are a public company, it is imperative that everyone demonstrates cost control and follows vigorous procurement standards. Acquisitions of goods and services must be at the best possible price and quality.

      You may not use Company employees, materials, equipment or other assets for any unauthorized purpose.

XI.   Accounting and Financial Reports

      Directors, officers and employees must record and report information accurately. Reimbursable business expenses must be reasonable, accurately reported and supported by receipts.

      The Company's financial statements, and the books and records on which they are based, must accurately reflect all of the Company's transactions, which must be properly authorized and recorded in a timely and accurate manner.

      Officers and employees responsible for the receipt or disbursement of funds or the recording of transactions must ensure that effective controls are maintained so that such transactions are authorized and recorded in a timely and accurate manner so as to permit the preparation of financial statements in conformity with accounting principles generally accepted in the United States of America.

Approved by Board of Directors: March 8, 2004

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XII.  Enforcement

      Upon initial election, appointment or hiring, each director, officer or employee of the Company will be given a copy of this Policy and must sign the attached Certification to acknowledge receipt, review and understanding of this Policy.

      The Company's Board of Directors or a committee appointed by the Board of Directors will be responsible for administering this Policy. Directors, officers and employees are encouraged to submit questions, concerns and suggestions regarding this Policy to the Board.

      All directors, officers and employees are expected to promptly disclose to the Company's internal auditors or its Board of Directors any activity, circumstance or relationship that may be in violation of this Policy. The Company will not discharge, demote, suspend, threaten, harass or in any manner retaliate or discriminate against any employee based on any lawful actions of such employee with respect to the good faith reporting of any suspected violations of this Policy. Persons reporting such violations may do so anonymously if they so elect, but disciplinary action will be taken against any director, officer or employee who willfully fails to report a violation or withholds relevant information concerning a violation of this Ethics Policy.

      If the Company obtains information regarding an alleged violation of this Policy, the Board will designate one or more persons to investigate the alleged violation and to prepare a report of the results of such investigation, including recommendations as to the disposition of such matter. Such results will be reviewed by the Board or a designated committee of the Board.

      The Company will consistently enforce this Policy with appropriate disciplinary action for noncompliance. The Board or its designee shall determine whether violations of the Policy have occurred and, if so, shall determine the appropriate disciplinary actions to be taken against the violator. Disciplinary measures may include counseling, oral or written reprimands, suspension without pay, demotions, reductions in salary, reimbursement of the Company for any losses or damages, termination of employment, and referral for criminal prosecution.

XIII. Amendments

      This Policy may be amended or modified only by the Board of Directors of the Company.

Approved by Board of Directors: March 8, 2004

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                                  CERTIFICATION

      I certify that I have read and understand the Ethics Policy of the Company and agree to abide by this Policy in all of my dealings with and on behalf of the Company. Furthermore, I certify that I have no interests that either conflict or may potentially conflict with my service to the Company, except as disclosed below.
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

      I also affirm that if I become aware of a possible violation of the Ethics Policy, I will promptly report such possible violation to the Company, via appropriate channels as described in the Ethics Policy.

       Signature ________________________________  Date Signed _________________
      Print name ________________________________
Service capacity ________________________________

This certificate should be returned to:
       John A. Forlines, Jr., Chairman
       Bank of Granite Corporation

Approved by Board of Directors: March 8, 2004

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